Exhibit 5.1

Donald J. Riccitelli Corporate Counsel and Assistant Secretary 1000 Stanley Drive, New Britain, CT 06053 T (860) 827-3989 F (860) 827-3911

December 3, 2013

Stanley Black & Decker, Inc.

1000 Stanley Drive

New Britain, Connecticut 06053

Ladies and Gentlemen:

I am Corporate Counsel to Stanley Black & Decker, Inc., a Connecticut corporation (the “Company”), and have represented the Company in connection with the Underwriting Agreement, dated November 25, 2013 (the “Underwriting Agreement”), among the Company and Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, as representatives of the several Underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of 3,450,000 Equity Units (the “Equity Units”), including 450,000 Equity Units pursuant to the option granted to the Underwriters to purchase an additional 450,000 Equity Units to cover over-allotments. Each Equity Unit initially consists of a unit referred to as a Corporate Unit with a stated amount of $100 comprised of (i) a Common Stock Purchase Contract (each a “Purchase Contract” and collectively the “Purchase Contracts”), issued under a Purchase Contract and Pledge Agreement, dated as of the date hereof (the “Purchase Contract Agreement”), by and among the Company, The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent (the “Purchase Contract Agent”) and HSBC Bank USA, National Association, as Collateral Agent, Custodial Agent and Securities Intermediary (the “Collateral Agent”) and (ii) a 10% undivided interest in a $1,000 principal amount junior subordinated note due 2018 (a “Note” and, each 10% undivided interest thereof together with a Purchase Contract, a “Corporate Unit”). The holders of the Corporate Units pledged their interests in the Notes constituting a part of the Corporate Units to the Collateral Agent, under the Purchase Contract Agreement, to secure their obligations under the Purchase Contracts.

A Corporate Unit can be converted into a Treasury Unit by substituting a U.S. treasury security for the Note constituting a part of the Corporate Unit, and a Corporate Unit can be recreated from a Treasury Unit by substituting a Note for the U.S. treasury security constituting a part of the Treasury Unit, in each case, subject to certain conditions. A Corporate Unit may be converted into a Cash Settled Unit, during specified periods by substituting cash equal to the aggregate principal amount of the Notes constituting a part of the Corporate Unit.

Stanley Black & Decker, Inc.

December 3, 2013

The Corporate Units, the Treasury Units and the Cash Settled Units were issued pursuant to the Underwriting Agreement and the Purchase Contract Agreement and authenticated by the Purchase Contract Agent pursuant to the Purchase Contract Agreement. The Notes constituting a part of the Corporate Units were issued and authenticated pursuant to the junior subordinated indenture, dated as of November 22, 2005 (the “Initial Indenture”), as supplemented by the Fourth Supplemental Indenture thereto, dated as of the date hereof (together with the Initial Indenture, the “Indenture”) between the Company and HSBC Bank USA, National Association, as trustee. The Underwriting Agreement, the Indenture, the Purchase Contract Agreement, the Rights Agreement (as defined below), the Global Certificates (as defined below) and the Global Notes (as defined below) are referred to herein collectively as the “Transaction Documents.”

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions set forth herein, I have examined and relied on originals or copies of the following:

(a) the registration statement on Form S-3 (File No. 333-178017) of the Company filed with the Securities and Exchange Commission (the “Commission”) on November 16, 2011 under the Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Act (the “Rules and Regulations”), and Post-Effective Amendment No. 1 thereto, filed with the Commission on June 27, 2013, including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement, as amended, being hereinafter referred to as the “Registration Statement”);

(b) an executed copy of the Underwriting Agreement;

(c) an executed copy of the Indenture;

(d) an executed copy of the Purchase Contract Agreement;

(e) an executed copy of the Rights Agreement, dated as of January 19, 2006 (the “Rights Agreement”) between the Company and Computershare Investor Services LLC;

(f) the global certificate evidencing the Corporate Units, registered in the name of Cede & Co.;

(g) the global certificate evidencing the Treasury Units, registered in the name of Cede & Co.;

(h) the global certificate evidencing the Cash Settled Units, registered in the name of Cede & Co. (together with the global certificates evidencing the Corporate Units and the Treasury Units, the “Global Certificates”);

Stanley Black & Decker, Inc.

December 3, 2013

(i) the global notes evidencing the Notes (the “Global Notes”), registered in the name of Cede & Co. and the Purchase Contract Agent;

(j) the Certificate of Incorporation of the Company;

(k) the By-laws of the Company; and

(l) certain resolutions of the Board of Directors of the Company, adopted October 25, 2005, October 13 and 14, 2011 and July 13, 2012, and the action by written consent of the sole member of the Special Securities Committee thereof, dated November 25, 2013.

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies.

The opinions expressed herein are limited to the laws of the State of Connecticut and I do not express any opinion herein concerning any other law. The Indenture and the Purchase Contract Agreement each provides that it is governed by the laws of the State of New York. To the extent that the opinion expressed herein relates to matters governed by the laws of the State of New York, I have relied, with their permission, as to all matters of New York law, on the opinion of Skadden, Arps, Slate, Meagher & Flom LLP dated the date hereof, which is filed herewith as Exhibit 5.2 to the Company’s Current Report on Form 8-K, and my opinion is subject to the exceptions, qualifications and assumptions contained in such opinion.

I have assumed that the execution and delivery by the Company of each of the Transaction Documents and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or any of its properties is subject, (ii) any law, rule or regulation to which the Company or any of its properties is subject (except that I do not make the assumption set forth in this clause (ii) with respect to Opined-on Law (as defined below)), (iii) any judicial or regulatory order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority.

Stanley Black & Decker, Inc.

December 3, 2013

My opinions set forth herein are limited to those laws of the State of Connecticut that, in my experience, are normally applicable to transactions of the type contemplated by the Registration Statement and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined-on-Law”). I do not express any opinion with respect to the law of any jurisdiction other than Opined-on-law or as to the effect of any such non-Opined-on-Law on the opinions herein stated.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1. The Notes and the Purchase Contracts forming part of the Corporate Units constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and will be entitled to the benefits of the Indenture and the Purchase Contract Agreement, respectively.

2. The shares of Common Stock issuable upon exercise of the Purchase Contracts, when delivered to and paid for by holders of the Corporate Units in accordance with the terms of the Purchase Contracts, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K, dated the date hereof. I also hereby consent to the use of my name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Donald J. Riccitelli
Donald J. Riccitelli
Corporate Counsel